Exhibit 16.1

August 6, 2024

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549 Commissioners:

We have read the statements made by ThermoGenesis Holdings, Inc. under Item 4.01 of its Form 8-K dated August 1, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of ThermoGenesis Holdings, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP